Exhibit 10.8

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (the “Agreement”) is made as of this 26th day of September, 2002 (the “Effective Date”) by and between IntraLinks, Inc., a Delaware corporation with principal offices at 1372 Broadway, New York, NY 10018 (“IntraLinks”) and Patrick Wack (the “Executive”), an individual residing at 21 John Street, Greenwich, CT 06831.

1.	Position and Duties. Executive will serve as President and Chief Executive Officer of IntraLinks. In this role, Executive will, during the term of this Agreement, be responsible for day-to-day operations of IntraLinks, and other tasks commensurate with such title. Executive will report to, and with faithfully follow and carryout the instructions of, the Board of Directors of IntraLinks. During the term of Executive’s employment with IntraLinks, Executive shall devote substantially all of his business time and attention to, and shall use his best efforts to promote, the business and affairs of IntraLinks.

2.	Salary and Benefits. During the term of this Agreement, Executive shall be entitled to the following salary and benefits:

(a)	Base Salary. Executive’s monthly base salary (the “Base Salary”) shall be Eighteen Thousand Seven Hundred and Fifty Dollars ($18,750.00) per month, less payroll deductions and all required withholdings, which equates to base compensation of Two Hundred and Twenty-Five Thousand Dollars ($225,000.00) on an annual basis. Executive will be paid in accordance with IntraLinks’ customary payroll practice.

(b)	Benefits. Executive will be eligible for the benefits currently provided by IntraLinks to its employees generally.

(c)	Board Seat. As long as Executive is IntraLinks’ Chief Executive Officer, Executive shall be entitled to a seat on IntraLinks’ Board of Directors. Executive shall not be entitled to any additional compensation in his capacity as a director of IntraLinks.

(d)	Expense Reimbursement. IntraLinks agrees to reimburse Executive for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Executive in conjunction with his services to IntraLinks consistent with IntraLinks’ standard reimbursement policies. IntraLinks shall pay travel costs incurred by Executive in conjunction with his services to the Company consistent with IntraLinks’ standard travel policy.

(e)	Vacation. Executive shall be entitled to vacation pursuant to IntraLinks’ standard vacation policy, and for the purposes of calculating the number of vacation days available in a given year, Executive’s total employment with IntraLinks shall be aggregated (in no event shall the Executive receive less than 20 days vacation per calendar year).

(f)

Related Agreements and Benefits. Contemporaneously with this Agreement, Executive is executing Stock Option Agreements (the “Executive Stock Option Agreements”) with respect to stock options granted under IntraLinks’ 1997 Stock Incentive Plan and a unit

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grant agreement (the “Unit Grant Agreement”) with respect to units granted under the IntraLinks Retention and Change Of Control Incentive Plan (the “Carve-Out Plan”). The Executive Stock Option Agreements and Executive’s participation in the Carve-Out Plan shall not be effective until this Agreement has been executed by and delivered to both parties.

3.	Bonus. For the year 2002, the Executive shall be entitled to a bonus based upon (a) the 2002 Annual Bonus Plan, which has been adopted by the Board, and (b) the submission of a long-term strategic plan for the 2003 calendar year to, and approval by, the Board (the “2003 Plan”).

(a)	If the 2003 Plan is approved and the Annual Bonus Pool (per the calculations specified therein) for 2002 equals $500,000, the Executive shall be entitled to a bonus of $90,000 (representing 40% of Executive’s Base Salary), less $16,000 (representing the 2002 payment to Executive under the IntraLinks Key Employee Retention Plan) for a total of $74,000; provided, however, if the 2003 Plan is approved and the Annual Bonus Pool for 2002 is greater than $500,000, Executive shall be entitled to a proportionally greater bonus (for example, if the 2003 Plan is approved and the Annual Bonus Pool [per the calculations specified therein] for 2002 is equal to $700,000, the Executive shall be entitled to a bonus of $125,000 [representing 55.5% of Executive’s Base Salary], less $16,000 [representing the 2002 payment to Executive under the IntraLinks Key Employee Retention Plan] for a total of $109,000).

(b)	If the 2003 Plan is not approved and the Annual Bonus Pool (per the calculations specified therein) for 2002 equals $500,000, the Executive shall be entitled to a bonus of $60,000 (equal to 70% of the bonus that would have been payable under those circumstances had the 2003 Plan been approved), less $16,000 (representing the 2002 payment to Executive under the IntraLinks Key Employee Retention Plan) for a total of $44,000; provided, however, if the 2003 Plan is not approved and the Annual Bonus Pool for 2002 is greater than $500,000, Executive shall be entitled to a proportionally greater bonus (for example, if the 2003 Plan is not approved and the Annual Bonus Pool [per the calculations specified therein] for 2002 is equal to $700,000, the Executive shall be entitled to a bonus of $87,500 [equal to 70% of the bonus that would have been payable under those circumstances had the 2003 Plan been approved], less $16,000 [representing the 2002 payment to Executive under the IntraLinks Key Employee Retention Plan] for a total of $71,500).

The IntraLinks Board of Directors will review and consider in its discretion an additional bonus for 2002 based upon results of operations more positive than the 2002 strategic plan.

For calendar year 2003 and later, the Executive shall be entitled to a bonus based upon the IntraLinks’ performance versus the long-term strategic operating plan approved by IntraLinks’ Board of Directors applicable to that year. For performance at 80% of Plan, Executive will be entitled to a bonus of 20% of Base Salary; for performance greater than 80% and up to 100% of Plan, Executive will be entitled to a proportional bonus adjustment to up to 40% of Base Salary; for performance at 110% of Plan, Executive will be entitled to a bonus of 50% of Base Salary; and for performance greater than 110% of Plan, Executive will

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be entitled to a bonus of 50% of Base Salary, and the IntraLinks Board of Directors will review and consider in its discretion an additional bonus.

The Board of Directors of IntraLinks shall determine the bonus based upon IntraLinks’ audited financial statements with respect to such year and such bonus shall be paid to Executive within thirty (30) calendar days of completion of such audited financial statements.

4.	Term. The initial term of this agreement shall commence on the Effective Date set forth above and shall continue for one (1) year (the “Initial Term”). This Agreement will automatically be renewed for successive one (1) year periods (each such period, a “Renewal Term”) on the same terms and conditions, unless either party has given the other party written notice of its intention not to renew at least ninety (90) calendar days prior to the commencement of a Renewal Term. The Initial Term and any Renewal Terms shall be known collectively as the “Term”.

In the event of the termination of Executive’s employment during the Term of this Agreement, this Agreement shall automatically terminate, except that Sections 5, 6, 8, and any other provision which should by its nature survive the termination of this Agreement shall survive such termination.

5.	Termination and Employee-At-Will. During the Term of this Agreement and thereafter until the termination of Executive’s employment, Executive’s employment shall be on an “at will” basis. Either Executive or IntraLinks may terminate Executive’s employment at any time for any reason, For Cause (as defined hereinafter) or without cause, and with or without notice. This Agreement shall not be construed as or considered to be an employment agreement for any fixed period of time or a guaranty of employment.

(a)	Termination For Cause.

(i)	“For Cause” shall be deemed to mean one or more of the following: (i) Executive’s embezzlement or misappropriation of funds, (ii) Executive’s conviction of a felony involving moral turpitude, (iii) Executive’s commission of acts of dishonesty, fraud, or deceit, or (iv) Executive’s habitual or willful neglect of duties or material breach of the terms and provisions of this Agreement, the agreements which were executed in connection with Executive’s employment, or the policies of IntraLinks known to Executive including without limitation the IntraLinks Executive Handbook, where such material breach remains uncured for a period of five (5) calendar days after the provision of written notice of such material breach to Executive; or (v) Executive’s engagement in conduct that constitutes willful gross misconduct in the carrying out of his duties under this Agreement, resulting in material economic harm to IntraLinks.

(ii)	In the event that Executive is terminated For Cause during the Term of this Agreement, Executive shall (1) be paid all Base Salary earned, accrued or owing to him under this Agreement through the date of termination but not yet paid, and (2) no longer be entitled to receive any other compensation or benefits thereafter.

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(b)	Termination Without Cause.

(i)	IntraLinks may, at any time, and for any reason, terminate this Agreement without cause by written notice to Executive from IntraLinks. For the purposes of this Section 5(b), either (1) the termination of this Agreement by IntraLinks during the Term of this Agreement where such termination is not For Cause, or (2) IntraLinks’ failure to renew this Agreement at the end of the Initial Term or any Renewal Term, or (3) the termination of this Agreement by Executive during the Term of this Agreement at his initiative within three (3) business days following the date on which IntraLinks relocates its executive office to any location more than fifty (50) miles from its current location at 1372 Broadway, New York City, New York, shall constitute termination “Without Cause”.

(ii)	If Executive’s employment is terminated Without Cause during the Term of this Agreement pursuant to clause (1) or (3) of subsection 5(b) or subsection (d) of Section 9,

(A)	IntraLinks shall pay to Executive an amount equal to six (6) months of Executive’s then current Base Salary, monies to which Executive is not then otherwise entitled; and

(B)	IntraLinks shall pay Executive’s cost of COBRA coverage for six (6) months following his termination of employment (provided, however, that under no circumstances shall IntraLinks be obligated to pay in excess of $1,000 per month therefore), a benefit to which Executive is not then otherwise entitled; and

(C)	IntraLinks shall pay to Executive (i) any other amount (including any portion of Base Salary) earned, accrued or owing to Executive through the date of termination but not yet paid, and (ii) a pro-rata portion of any unpaid bonus earned by Executive or which would have been earned by Executive within ninety (90) calendar days following the date of termination, provided that any targets or other requirements set by the Board of Directors in connection with the grant of such bonus have, in the judgment of the Board of Directors exercised in good faith, been met on a pro-rata basis.

Amounts payable to Executive under Sections 5(b)(ii)(A), 5(b)(ii)(B), and 5(b)(ii)(C) above shall be payable, at IntraLinks’ sole option, either in equal semimonthly increments or in a lump sum (in either case, minus applicable payroll withholding and deductions required by law), so long as the last such payment occurs on or before the last day of the Post-Termination Period. IntraLinks’ obligation to pay amounts to Executive under Sections 5(b)(ii)(A) and 5(b)(ii)(B) above shall be conditioned upon the execution and delivery by Executive of IntraLinks’ standard form of release.

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(iii)	If Executive’s employment is terminated Without Cause for IntraLinks’ non-renewal of this Agreement pursuant to clause (2) of subsection 5(b),

(A)	IntraLinks shall pay to Executive an amount equal to three (3) months of Executive’s then current Base Salary, monies to which Executive is not then otherwise entitled; and

(B)	IntraLinks shall pay Executive’s cost of COBRA coverage for three (3) months following his termination of employment (provided, however, that under no circumstances shall IntraLinks be obligated to pay in excess of $1,000 per month therefore), a benefit to which Executive is not then otherwise entitled; and

(C)	IntraLinks shall pay to Executive (i) any other amount (including any portion of Base Salary) earned, accrued or owing to Executive through the date of termination but not yet paid, and (ii) a pro-rata portion of any unpaid bonus earned by Executive or which would have been earned by Executive within ninety (90) calendar days following the date of termination, provided that any targets or other requirements set by the Board of Directors in connection with the grant of such bonus have, in the judgment of the Board of Directors, exercised in good faith, been met on a pro-rata basis; and

(D)	for the purposes of Section 6 below, the Post-Termination Period shall be three (3) months from the date of termination of Executive’s employment.

Amounts payable to Executive under Sections 5(b)(iii)(A), 5(b)(iii)(B), and 5(b)(iii)(C) above shall be payable, at IntraLinks’ sole option, either in equal semimonthly increments or in a lump sum (in either case, minus applicable payroll withholding and deductions required by law), so long as the last such payment occurs on or before the last day of the Post-Termination Period. IntraLinks’ obligation to pay amounts to Executive under Sections 5(b)(iii)(A) and 5(b)(iii)(B) above shall be conditioned upon the execution and delivery by Executive of IntraLinks’ standard form of release.

(c)	Termination for Death or Disability. This Agreement shall terminate automatically, and Executive’s estate shall not be entitled to any termination remedies or payments other than those in this subsection (c), upon Executive’s death. In the event of termination of Executive’s employment as a result of death, the Company shall (i) continue to pay to Executive’s estate, on a monthly basis, his then current Base Salary for a period of six (6) months from the date of death; (ii) pay to Executive’s estate, at the time of payment of bonuses to other officers of IntraLinks, a pro-rata portion of any annual bonus earned by Executive (and not yet paid) provided that any targets or other requirements set by IntraLinks in connection with the grant of such bonus have been met; and (iii) pay to Executive any other amounts earned, accrued or owing to Executive under this Agreement through the date of death but not yet paid.

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This Agreement shall terminate at the option of the Company, and Executive’s estate shall not be entitled to any termination remedies or payments other than those in this subsection (c), if Executive shall suffer “disability.” For purpose hereof, “disability” shall be defined to mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of forty-five (45) days from the date of such disability as determined by an approved medical doctor selected by the mutual agreement of the parties hereto. In the event that the parties hereto cannot agree on an approved medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall serve as the approved medical doctor hereunder. intraLinks shall notify Executive in writing of its decision to terminate this Agreement due to Executive’s disability. In the event of termination of Executive’s employment as a result of “disability,” the Company shall (i) pay to Executive, on a monthly basis, for a period of six (6) months from the date of disability, an amount equal to his monthly Base Salary minus any monthly payment received by Executive from any Company purchased disability policy; (ii) pay to Executive, at the time of payment of bonuses to other officers of IntraLinks, a pro-rata portion of any bonus earned by Executive (and not yet paid) provided that any targets or other requirements set by IntraLinks in connection with the grant of such bonus have been met; and (iii) continue Executive’s participation in Company benefit plans in which he participated immediately prior to such termination for a period equal to the lesser of (A) twelve (12) months or (B) the remainder of the term of this Agreement.

6.	Non-Competition, etc.

(a)	Except as otherwise set forth in Section 5 above, the “Post-Termination Period” shall be defined as the six (6) month period immediately following the termination of Executive’s employment.

(b)	Executive covenants and agrees that during the term of Executive’s employment and the Post-Termination Period, he will not, either directly or indirectly (as agent, Executive, advisor (whether or not paid), director, officer, stockholder, partner or individual proprietor, or as an investor who has made an advance, loan or contribution to capital), compete in the geographic area of North America with IntraLinks or with any subsidiary affiliated IntraLinks or division of IntraLinks in IntraLinks’ business of providing services that allow companies to manage, through the internet, business processes generally characterized by multiple collaborating parties, volumes of information, repeated cycles of revision or review of documents or information and a need for high levels of security, or any other commercially viable product developed during Executive’s employment with IntraLinks.

(c)

Executive covenants and agrees that during the term of Executive’s employment and the Post-Termination Period, he will not contact or solicit business that competes with IntraLinks’ business from persons who, during the term of Executive’s employment, were customers of IntraLinks or its subsidiaries, affiliated companies or divisions, or induce such persons to do business with any person other than IntraLinks or its affiliated subsidiaries, companies or divisions. Executive also agrees that during the term of Executive’s employment and the Post-Termination Period, he will not solicit or

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encourage any person who, on the date of the end of the term of Executive’s employment or the date of termination under this Agreement, was an Executive of intraLinks (or its subsidiaries, affiliated companies or divisions) to:

(i)	terminate such Executive’s employment with IntraLinks (or any of its subsidiaries, affiliated companies or divisions); or

(ii)	become affiliated with any business that is in a similar business to that of IntraLinks (or any of its subsidiaries, affiliated companies or divisions) or in which Executive, either directly or indirectly (as an agent, Executive, director, officer, stockholder, partner or individual proprietor, or as an investor who has made advances on loans or contributions to capital), has an interest.

7.	Compliance with Laws. Executive hereby covenants and agrees to comply with all federal and state laws and regulations relating to or arising out of his employment hereunder, including, without limitation, any and all federal and state securities laws.

8.	Remedies for Breach. Executive acknowledges that his violation of any of the provisions of Section 6 of this Agreement or of the provisions of any of the related agreements signed by Executive at the outset of Executive’s employment hereof will cause irreparable injury to IntraLinks and that Executive agrees that, in any case, IntraLinks shall be entitled to seek, in addition to any other rights and remedies IntraLinks may have at law or in equity, an injunction enjoining and restraining Executive from doing or continuing to do any act which violates any provision of this Agreement.

9.	Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws provisions thereof.

(b)	Any notices required shall be in writing and shall be deemed to be duly made or given when mailed by registered or certified mail, return receipt requested to:

To Executive:	Mr. Patrick Wack
21 John Street, Greenwich, CT 06831

To IntraLinks:	IntraLinks, Inc.
1372 Broadway, New York, NY 10018
Attn: General Counsel

Notices shall be deemed effective upon receipt by the receiving party.

(c)

This Agreement shall not be amended except by a writing signed by both parties hereof, such writing to specifically reference this Agreement. This Agreement may be executed in counterpart signature pages, which when taken together with signature of all parties, shall constitute a complete original. Except as explicitly set forth herein, no

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other act, document, usage or custom shall be deemed to amend or modify this Agreement.

(d)	This Agreement shall inure to the benefit of Executive’s personal or legal representatives, executors, administrators, heirs, and successors. This Agreement shall not be assignable by Executive. IntraLinks may, at its sole option, transfer intraLinks’ business to a subsidiary or similar entity and assign this Agreement in its entirety to such entity, which shall thereafter have the rights and obligations of IntraLinks hereunder. Such an assignment shall not constitute a termination of Executive’s employment or trigger any other rights or remedies of Executive. Each of the parties hereto agrees to execute all documents and instruments and to take or cause to be taken all actions which are necessary or appropriate to facilitate such an assignment by IntraLinks.

IntraLinks shall assign this Agreement to a purchaser upon all or substantially all of IntraLinks’ assets and shall require that such purchaser assume this Agreement. The failure of a purchaser to so assume this Agreement shall constitute termination Without Cause.

(e)	Each party shall pay its own expenses in connection with the negotiation, preparation and execution of this Agreement.

(f)	Each party hereto represents and warrants that they are not party to any other agreement that would conflict with or interfere with the terms and conditions of this Agreement.

(g)	Any forbearance or delay on the part of either party in enforcing any provision of this Agreement or portion thereof, or any of its rights hereunder, shall not be construed as a waiver of such provision or of a right to enforce such provision, except where a time period is expressly required by a provision hereof. Subject to the foregoing, performance of any obligation required by a party hereunder may be waived only by a written waiver signed by Executive or an authorized representative of IntraLinks (as appropriate), such writing to reference this Agreement. No waiver by either party of any breach of any term or condition of this Agreement will constitute a waiver of, or consent to, any subsequent breach of the same or any other term or condition of this Agreement.

(h)

In the event any provision of this Agreement (or portion thereof): (i) is found or held to be unreasonably or excessively broad as to duration, geographical scope, area, activity, subject, or otherwise, such provision or portion thereof shall not be stricken in its entirety, but shall instead be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear; or (ii) is found or held to be invalid, illegal or unenforceable for any other reason, such provision or portion thereof shall be construed as nearly as possible to reflect the original intent of the parties, or if such construction cannot be made, such provision or portion thereof shall be severable from this Agreement (except where the severing of such provision or portion thereof would result in such a material change such that the continued performance of one or both Parties’ obligations under this Agreement would

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be unreasonable) and the remaining provisions of this Agreement shall be unimpaired thereby.

(i)	The parties agree to submit all controversies, claims and matters of difference in any way related to this Agreement or the performance or breach of the whole or any part hereof, to arbitration in New York, New York, according to the rules and practices of the American Arbitration Association. Any such dispute shall be decided by three (3) arbitrators. Arbitration of any such controversy, claim or matter of difference shall be a condition precedent to any legal action thereon. Awards shall be final and binding on all parties to the extent and in the manner provided by the laws of the State of New York.

(j)	If any action shall be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party shall be entitled to recover from the other, as part of the prevailing party’s costs, reasonable attorneys’ fees and costs.

(k)	intraLinks shall indemnify Executive, to the fullest extent permitted (including payment of legal expenses as incurred) by Delaware law.

(l)	This Agreement sets forth the final and complete agreement between the parties regarding the subject matter hereof, and supersedes any and all prior or contemporaneous proposals, communications, agreements, negotiations, and representations, whether written or oral, regarding the subject matter hereof, including, without limitation, the letter agreement between IntraLinks and Executive dated March 13, 2002, except that Executive’s Confidentiality, Inventions, and Non-Disclosure Agreement (the “CIND Agreement”) shall remain in full force and effect, except that in the event of a conflict between a term contained in this Agreement and a corresponding term in the CIND Agreement, the term contained herein shall prevail.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date above written.

/s/ PATRICK WACK
Patrick Wack

INTRALINKS, INC.

By:	/s/ MILTON J. PAPPAS
Name:	Milton J. Pappas
Title:	Director

[SEAL]
“Illegible IDDC APPROVED ILNX LEGAL”

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